Exhibit 99.1

To the Staff,

Every day The New York Times produces the best edited news report in the world. It is a marvel of ambition, discipline and accuracy. But as the news business changes, most of us have come to believe there are too many layers in our process, too many editors touching the same stories, particularly on routine news coverage. This system is a vestige of an assembly-line structure held over from a newspaper-only newsroom built around multiple print deadlines. It is costly and slows us down.

So we are now announcing a buyout primarily designed to streamline our multi-layered editing and production system and reduce the number of editors at The Times. A new model of editing will end the distinction between backfielders and copy editors. One group of editors will handle all aspects of a story, with a separate set of eyes looking over their shoulders before publication. We will use the savings from having fewer editors to invest in our core strength — reporting and breaking big stories.

Thanks to an outpouring of support from our subscribers, we have already begun hiring aggressively to build on the original newsgathering that sets us apart. In recent months we have brought in investigative reporters, new cultural voices, foreign correspondents, beat reporters, videographers, and new talent for the Washington bureau that is leading in the biggest story in the world. The savings from the buyout will enable us to accelerate this hiring and bring in as many as 100 additional journalists.

Our goal is to significantly shift the balance of editors to reporters at The Times, giving us more on-the-ground journalists developing original work than ever before. Our future depends on stories like the one about Bill O’Reilly’s payouts to settle sexual harassment claims, as well the daily drumbeat of exclusives from the White House, our investigative and explanatory videos, the climate and graphics team’s Antarctica blockbuster, Metro’s powerful dissection of the city’s jails, the deep look into the dysfunction at Uber, our chart-topping podcast The Daily, and the visual-first storytelling that has become a regular feature of our International report.

There is a deepening recognition outside the building that The Times is vital to the future of the country, one of the few institutions with the drive and ambition to cover a changing Washington. We see it in the rising subscription numbers and the daily notes from readers thanking us for our work.

But we should remember that while we have built a large and growing digital business, we still have a newsroom built on the giant profit margins and specific needs of the print era. We can’t afford to slow down in our efforts to build The Times of the future.

The buyout, which includes an enhanced cash payout, outplacement services and other benefits, is primarily focused on reducing layers of editors. But we will also accept buyout requests from reporters and others in the newsroom. Some desks — Business Day, Metro and Styles among them — are undergoing changes. In those departments there will be shifts in beats and emphasis. In some cases new department heads will have different expectations and different ideas about coverage. So some reporters no doubt will want to consider the buyout. Everyone should visit his or her department head to have a frank conversation about the future. We should be clear that we reserve the right to deny a buyout to people whose talents and expertise are indispensable at this crucial moment in The Times’s history. Our goal is to increase our reporting strength, not diminish it.

(As we push to do more visual journalism, the graphic and video operations, as well as digital design, will be excluded from this buyout. An accompanying note from Charlotte Behrendt will describe the terms.)

As many of you know, we recently set up a series of experiments on National and Metro to test different editing structures. The consensus favored a new system we have come to call the “strong desk model,” where the traditional distinction between backfielders and copy editors disappears. In fact, what we now know as the copy desk will no longer exist.

Under this model, desk editors — drawn from the existing copy desks and backfields — will handle all aspects of a story, through the various drafts to a completely copy edited version that is ready for digital publication. They will also be involved in the selection of photographs. A strengthened print hub will prepare these stories for the paper.

This model will encourage ownership of the article and result in editors who have a broad range of skills, from conceptualizing, to editing, to making sure stories reach the widest possible audiences. Another editor on the desk will have a second look to root out inconsistencies and oversights. When National used this model, editors found themselves broadening their skills significantly, and discussions on the desk expanded greatly to include the many important aspects of producing a strong digital report. And there were fewer layers.

In the coming weeks, editors around the newsroom will be able to apply for various jobs created by this system. Not everyone will agree with or want to work in this setup. And frankly, not every editor will have the range of skills necessary to adapt to it. All current editors should consider whether the expanded editing role in this new model is a fit for them and should discuss with their managers whether their skills and expectations are a match for our needs.

If we do not get enough takers to fund our ambitious plans to reduce the editing staff and hire more reporters, we will unfortunately have to turn to layoffs.

Editing is an essential ingredient in what makes The Times special. From guiding the report to perfecting stories, we are determined to preserve that distinguishing feature of The New York Times newsroom. Having examined editing at other institutions, we can assure you that even with these changes, we will still devote considerably more resources than our competitors to meticulous editing of our journalism.

We know the past three years have been a time of dramatic change in the way we produce The Times, and that it has placed tremendous pressure on everyone in the newsroom. And we know that this latest buyout — like previous ones — will mean saying goodbye to cherished colleagues. But this is a good moment to take stock of how these changes have transformed our report. Our digital audience is growing faster than anyone expected not just because of the crush of news. We have learned to tell stories in different ways. We are faster and more attuned to our audience. Most important, we produce more original, deeply reported journalism than any other news organization in the world. We must take this next step — a significant reorganization of the newsroom — to solidify and enhance our stature as the newsroom with the greatest ambition, the one that can compete day to day on the biggest story in the world, while also covering the world. Events have brought The Times to a historic moment and we have to seize it, for ourselves and the readers we serve.

Thank you.

Dean and Joe